MPLX LP Reports Third-Quarter 2021 Financial Results

•Reported net income attributable to MPLX of $802 million and adjusted EBITDA attributable to MPLX of $1.4 billion
•Generated $1.2 billion in net cash provided by operating activities; returned $900 million in capital to unitholders through $745 million of distributions and $155 million of unit repurchases; 1.61x adjusted distribution coverage and 3.7x leverage
•Exceptionally strong year-to-date cash flow supports announced distribution of $1.34 billion; consisting of a 2.5% increase to the base distribution amount and a special distribution amount of approximately $600 million

FINDLAY, Ohio, Nov. 2, 2021 - MPLX LP (NYSE: MPLX) today reported third-quarter 2021 net income attributable to MPLX of $802 million, compared to $665 million for the third quarter of 2020. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1,389 million, compared with $1,335 million in the third quarter of 2020.

The Logistics and Storage (L&S) segment income from operations was $752 million for the third quarter of 2021, compared with $677 million for the third quarter of 2020. Segment adjusted EBITDA for the third quarter of 2021 was $904 million, compared with $893 million for the third quarter of 2020.

The Gathering and Processing (G&P) segment income from operations was $279 million for the third quarter of 2021, compared with $222 million for the third quarter of 2020. Segment adjusted EBITDA for the third quarter of 2021 was $485 million, compared with $442 million for the third quarter of 2020.

During the quarter, MPLX generated $1,182 million in net cash provided by operating activities, $1,191 million of distributable cash flow, and excess cash flow of $310 million. Adjusted distribution coverage was 1.61x and leverage was 3.7x. Year to date, MPLX has generated $3,671 million in net cash provided by operating activities, $3,578 million of distributable cash flow, and excess cash flow of $1,068 million.

Today, MPLX declared a quarterly cash distribution of $1.28 per common unit for the third quarter of 2021, including a base distribution amount of $0.705 per common unit and a special distribution amount of $0.575 per common unit. The base distribution amount represents a 2.5% increase over the second quarter 2021 distribution. The distribution will be paid on November 19, 2021 to common unitholders of record as of November 12, 2021.

“Our business performance and lower capital spending have produced exceptionally strong cash flow, allowing MPLX to return $1.34 billion through our third quarter distributions,” said Michael J. Hennigan, MPLX chairman, president and chief executive officer. “In 2021 we have announced a total of $2.8 billion of distributions and completed $465 million of unit repurchases.”

Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit and ratio data)	2021	2020	2021	2020
Net income (loss) attributable to MPLX LP(a)	$802	$665	$2,247	$(1,411)
Adjusted EBITDA attributable to MPLX LP(b)	1,389	1,335	4,115	3,856
Net cash provided by operating activities	1,182	1,222	3,671	3,336
Distributable cash flow attributable to MPLX LP(b)	1,191	1,067	3,578	3,172
Distribution per common unit(c)	$1.2800	$0.6875	$2.6550	$2.0625
Distribution coverage ratio(d)	0.88x	1.44x	1.28x	1.42x
Adjusted distribution coverage ratio(e)	1.61x	1.44x	1.64x	1.42x
Consolidated debt to adjusted EBITDA(f)	3.7x	4.0x	3.7x	4.0x

(a)    The nine months ended September 30, 2021, includes impairments related to equity method investments of approximately $6 million and long-lived asset impairments of approximately $42 million, all within the G&P operating segment. The nine months ended September 30, 2020, includes impairments related to equity method investments of approximately $1.3 billion, goodwill impairment of approximately $1.8 billion and long-lived asset impairments of approximately $0.3 billion, all within the G&P operating segment.
(b)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation below.
(c)    Distributions declared by the board of directors of MPLX's general partner. The three and nine months ended September 30, 2021 include a special distribution of $0.575 per unit (the "Special Distribution Amount").
(d)    DCF attributable to GP and LP unitholders divided by total GP and LP distributions declared including the Special Distribution Amount.
(e)    The adjusted distribution coverage ratio represents distribution coverage excluding the effects of the Special Distribution Amount. It reflects an $18 million increase to DCF attributable to GP and LP unitholders to exclude the Special Distribution Amount allocable to the Series A preferred unitholders and a $585 million decrease to distributions to exclude the Special Distribution Amount attributable to GP and LP unitholders.
(f)    Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. See reconciliation below.

Segment Results

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
Segment income (loss) from operations (unaudited)	2021	2020	2021	2020
Logistics and Storage	$752	$677	$2,262	$2,081
Gathering and Processing	279	222	674	(2,790)

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	904	893	2,747	2,604
Gathering and Processing	$485	$442	$1,368	$1,252

Logistics & Storage

L&S segment income from operations for the third quarter of 2021 increased by $75 million compared to the same period in 2020, while segment adjusted EBITDA for the third quarter of 2021 increased by $11 million compared to the same period in 2020. Results for the quarter benefited from higher revenue and lower operating expenses.

Total pipeline throughputs were 5.5 million barrels per day (bpd) in the third quarter, 17% higher than the same quarter of 2020. The average tariff rate was $0.90 per barrel for the quarter, a decrease of 3% versus the same quarter of 2020. Terminal throughput was 3.0 million bpd for the quarter, an increase of 13% versus the same quarter of 2020.

Gathering & Processing

G&P segment income from operations for the third quarter of 2021 increased by $57 million compared to the third quarter of 2020. Adjusted EBITDA for the third quarter of 2021 increased by $43 million compared to the same period in 2020 as a result of higher natural gas liquids prices and lower operating expenses. These benefits were partially offset by lower processed and fractionated volumes.

In the third quarter of 2021:
•Gathered volumes averaged 5.4 billion cubic feet per day (bcf/d), roughly flat with the third quarter of 2020.
•Processed volumes averaged 8.4 bcf/d, a 2% decrease versus the third quarter of 2020.
•Fractionated volumes averaged 553 thousand bpd, a 2% decrease versus the third quarter of 2020.

In the Marcellus:
•Gathered volumes averaged 1.4 bcf/d in the third quarter, a 5% increase versus the third quarter of 2020.
•Processed volumes averaged 5.6 bcf/d in the third quarter, a 1% decrease versus the third quarter of 2020.
•Fractionated volumes averaged 487 thousand bpd in the third quarter, a 2% increase versus the third quarter of 2020.

Strategic Update

MPLX remains focused on executing the strategic priorities of strict capital discipline, lowering the cost structure, and portfolio optimization. The partnership announced it is pursuing strategic alternatives for its Alaskan logistics and storage operations, which could include a sale.

MPLX continues to advance its strategy of creating integrated crude oil and natural gas logistics systems from the Permian to the U.S. Gulf Coast. The three major pipeline projects in this region have either already started up or remain on track to begin service in 2021.

The Wink to Webster crude oil pipeline, in which MPLX has a 15% equity interest, continues to progress, with segments and assets coming online throughout 2021. The 36-inch diameter pipeline, of which 100% of the contractible capacity is committed with minimum volume commitments (MVCs), will originate in the Permian Basin and have destination points in the Houston market, with connectivity to Marathon Petroleum Corporation's (MPC's) Galveston Bay refinery.

Also in the Permian, the Whistler Pipeline is designed to transport approximately 2 bcf/d of natural gas to the Agua Dulce market in south Texas. MPLX has an approximate 38% ownership in Whistler, which was placed into service in the beginning of July and is expected to ramp up throughout 2022. Whistler is more than 90% committed with MVCs.

On October 1, MPLX, WhiteWater Midstream, and West Texas Gas, Inc. (WTG) through a joint venture (JV) placed in-service a solution for natural gas liquids takeaway capacity from MPLX and WTG gas processing plants to Sweeny, Texas. The JV currently utilizes existing infrastructure with limited new construction.

MPLX continues to evaluate opportunities to expand its logistics to meet the needs of today and participate in an energy-diverse future.

Financial Position and Liquidity

As of September 30, 2021, MPLX had $39 million in cash and full availability of its $3.5 billion bank revolving credit facility. The company's leverage ratio was 3.7x.

The partnership repurchased $155 million of common units held by the public in the third quarter of 2021. As of September 30, 2021, MPLX has approximately $500 million remaining available under the current $1 billion board authorization.

MPLX remains committed to maintaining an investment-grade credit profile.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related material, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President
Jamie Madere, Manager
Isaac Feeney, Analyst

Media Contact: (419) 421-3312
Jamal Kheiry, Communications Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months pro forma adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); distribution coverage ratio; and free cash flow (FCF) and excess/deficit cash flow.

The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision/benefit for income taxes; (iii) amortization of deferred financing costs; (iv) gain/loss on extinguishment of debt; (v) non-cash equity-based compensation; (vi) impairment expense; (vii) net interest and other financial costs; (viii) income/loss from equity method investments; (ix) distributions and adjustments related to equity method investments; (x) unrealized derivative gains/losses; (xi) acquisition costs; (xii) noncontrolling interest and (xiii) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) sales-type lease payments, net of income; (iii) net interest and other financial costs; (iv) net maintenance capital expenditures; (v) equity method investment capital expenditures paid out; and (vi) other adjustments as deemed necessary.

The Partnership makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

FCF and excess/deficit cash flow are financial performance measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define FCF as net cash provided by operating activities adjusted for (i) net cash used in investing activities; (ii) cash contributions from MPC; (iii) cash contributions from noncontrolling interests and (iv) cash distributions to noncontrolling interests. We define excess/deficit cash flow as FCF adjusted for distributions to common and preferred unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, operating cost and capital expenditure reduction objectives, and environmental, social and governance goals. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: general economic, political or regulatory developments, including inflation, changes in governmental policies relating to refined petroleum products, crude oil, natural gas or NGLs, or taxation; the magnitude, duration and extent of future resurgences of the COVID-19 pandemic and its effects, including the continuation or re-imposition of travel restrictions, business and school closures, increased remote work, stay at home orders and other actions taken by individuals, government and the private sector to stem the spread of the virus; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; changes to the expected construction costs and timing of projects and planned investments, the availability of desirable strategic initiatives for the Alaska logistics and storage operations or other portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; accidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; other risk factors inherent to MPLX’s industry; the impact of adverse market conditions or other similar risks to those identified herein affecting MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2020, and in other filings with Securities and Exchange Commission (SEC).

Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit data)	2021	2020	2021	2020
Revenues and other income:
Operating revenue	$1,218	$912	$3,322	$2,631
Operating revenue - related parties	1,224	1,225	3,659	3,620
Income (loss) from equity method investments	92	83	228	(1,012)
Other income	25	27	84	81
Total revenues and other income	2,559	2,247	7,293	5,320
Costs and expenses:
Operating expenses (including purchased product costs)	752	508	1,996	1,481
Operating expenses - related parties	331	329	988	972
Depreciation and amortization	324	346	971	992
Impairment expense	—	—	42	2,165
General and administrative expenses	94	96	267	289
Restructuring expenses	—	36	—	36
Other taxes	27	33	93	94
Total costs and expenses	1,528	1,348	4,357	6,029
Income (loss) from operations	1,031	899	2,936	(709)
Interest and other financial costs	220	224	661	677
Income (loss) before income taxes	811	675	2,275	(1,386)
Provision for income taxes	—	1	1	1
Net income (loss)	811	674	2,274	(1,387)
Less: Net income attributable to noncontrolling interests	9	9	27	24
Net income (loss) attributable to MPLX LP	802	665	2,247	(1,411)
Less: Series A preferred unitholders interest in net income	38	20	79	61
Less: Series B preferred unitholders interest in net income	10	10	31	31
Limited partners’ interest in net income (loss) attributable to MPLX LP	$754	$635	$2,137	$(1,503)

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common – basic	$0.74	$0.61	$2.07	$(1.43)
Common – diluted	$0.74	$0.61	$2.07	$(1.43)
Weighted average limited partner units outstanding:
Common units – basic	1,024	1,046	1,030	1,054
Common units – diluted	1,025	1,047	1,030	1,054

Select Financial Statistics (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except ratio data)	2021	2020	2021	2020
Common unit distributions declared by MPLX
Common units (LP) – public	$476	$270	$998	$810
Common units – MPC	829	445	1,719	1,348
Total GP and LP distribution declared (a)	1,305	715	2,717	2,158

Preferred unit distributions(b)
Series A preferred unit distributions (a)(c)	38	20	79	61
Series B preferred unit distributions(d)	10	10	31	31
Total preferred unit distributions	48	30	110	92

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(e)	1,389	1,335	4,115	3,856
DCF attributable to GP and LP unitholders(e)	$1,143	$1,032	$3,468	$3,075
Distribution coverage ratio(f)	0.88x	1.44x	1.28x	1.42x
Adjusted distribution coverage ratio(f)	1.61x	1.44x	1.64x	1.42x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,182	$1,222	$3,671	$3,336
Investing activities	(132)	(283)	(377)	(1,060)
Financing activities	$(1,019)	$(978)	$(3,270)	$(2,263)

(a)    The three and nine months ended September 30, 2021 include the Special Distribution Amount of $0.575 per unit in addition to the base distribution of $0.705 per unit.
(b)    Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred, assuming a distribution is declared by the Board of Directors (distributions on Series B preferred units are declared and payable semi-annually on February 15 and August 15 or the first business day thereafter). Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.
(c)    Series A preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control. These units rank senior to all common units with respect to distributions and rights upon liquidation and effective May 13, 2018, on an as-converted basis, preferred unit holders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units.
(d)    Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on February 15 and August 15 or the first business day thereafter.
(e)    Non-GAAP measure. See reconciliation below.
(f)    DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared. The adjusted distribution coverage ratio represents distribution coverage excluding the effects of the Special Distribution Amount. It reflects an $18 million increase to DCF attributable to GP and LP unitholders to exclude the Special Distribution Amount allocable to the Series A preferred unitholders and a $585 million decrease to distributions to exclude the Special Distribution Amount attributable to GP and LP unitholders.

Financial Data (unaudited)
(In millions, except ratio data)	September 30, 2021	December 31, 2020
Cash and cash equivalents	$39	$15
Total assets	35,699	36,414
Total debt(a)	19,624	20,139
Redeemable preferred units	986	968
Total equity	$12,690	$13,017
Consolidated debt to adjusted EBITDA(b)	3.7x	3.9x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	374	391

(a)    Includes outstanding intercompany borrowings of $1,370 million as of September 30, 2021, and zero as of December 31, 2020. Presented net of unamortized debt issuance costs, unamortized discount/premium and includes long-term debt due within one year.
(b)    Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt was $19,979 million and $20,536 million as of September 30, 2021, and December 31, 2020, respectively.

Operating Statistics (unaudited)	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,440	3,077	12%	3,399	3,007	13%
Product pipelines	2,061	1,613	28%	2,008	1,701	18%
Total pipelines	5,501	4,690	17%	5,407	4,708	15%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.97	$0.96	1%	$0.96	$0.96	—%
Product pipelines	0.79	0.85	(7)%	0.78	0.82	(5)%
Total pipelines	$0.90	$0.93	(3)%	$0.89	$0.91	(2)%

Terminal throughput (mbpd)	3,046	2,701	13%	2,884	2,696	7%

Barges at period-end	299	301	(1)%	299	301	(1)%
Towboats at period-end	23	23	—%	23	23	—%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,373	1,312	5%	1,324	1,372	(3)%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,339	1,413	(5)%	1,356	1,445	(6)%
Bakken Operations	147	130	13%	149	137	9%
Rockies Operations	439	481	(9)%	450	523	(14)%
Total gathering throughput	3,298	3,336	(1)%	3,279	3,477	(6)%

Natural gas processed (mmcf/d)
Marcellus Operations	4,099	4,222	(3)%	4,167	4,177	—%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,312	1,377	(5)%	1,311	1,479	(11)%
Southern Appalachian Operations	236	227	4%	229	231	(1)%
Bakken Operations	146	129	13%	148	137	8%
Rockies Operations	419	481	(13)%	430	512	(16)%
Total natural gas processed	6,212	6,436	(3)%	6,285	6,536	(4)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	487	477	2%	484	466	4%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	—	21	(100)%	3	16	(81)%
Southern Appalachian Operations	12	11	9%	12	12	—%
Bakken Operations	25	25	—%	23	25	(8)%
Rockies Operations	4	3	33%	4	4	—%
Total C2 + NGLs fractionated	528	537	(2)%	526	523	1%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region relates to operations for partnership-operated equity method investments and thus does not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,373	1,312	5%	1,324	1,372	(3)%
Utica Operations	1,798	1,816	(1)%	1,633	1,840	(11)%
Southwest Operations	1,516	1,479	3%	1,487	1,491	—%
Bakken Operations	147	130	13%	149	137	9%
Rockies Operations	585	659	(11)%	602	706	(15)%
Total gathering throughput	5,419	5,396	—%	5,195	5,546	(6)%

Natural gas processed (mmcf/d)
Marcellus Operations	5,638	5,706	(1)%	5,640	5,582	1%
Utica Operations	464	530	(12)%	492	587	(16)%
Southwest Operations	1,480	1,439	3%	1,436	1,543	(7)%
Southern Appalachian Operations	236	227	4%	229	231	(1)%
Bakken Operations	146	129	13%	148	137	8%
Rockies Operations	419	481	(13)%	430	512	(16)%
Total natural gas processed	8,383	8,512	(2)%	8,375	8,592	(3)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	487	477	2%	484	466	4%
Utica Operations	25	30	(17)%	26	32	(19)%
Southwest Operations	—	21	(100)%	3	16	(81)%
Southern Appalachian Operations	12	11	9%	12	12	—%
Bakken Operations	25	25	—%	23	25	(8)%
Rockies Operations	4	3	33%	4	4	—%
Total C2 + NGLs fractionated	553	567	(2)%	552	555	(1)%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
L&S segment adjusted EBITDA attributable to MPLX LP	$904	$893	$2,747	$2,604
G&P segment adjusted EBITDA attributable to MPLX LP	485	442	1,368	1,252
Adjusted EBITDA attributable to MPLX LP	1,389	1,335	4,115	3,856
Depreciation and amortization	(324)	(346)	(971)	(992)
Provision for income taxes	—	(1)	(1)	(1)
Amortization of deferred financing costs	(18)	(15)	(53)	(44)
(Loss) gain on extinguishment of debt	(2)	14	10	14
Non-cash equity-based compensation	(1)	(4)	(6)	(12)
Impairment expense	—	—	(42)	(2,165)
Restructuring expenses	—	(36)	—	(36)
Net interest and other financial costs	(200)	(223)	(618)	(647)
Income (loss) from equity method investments(a)	92	83	228	(1,012)
Distributions/adjustments related to equity method investments	(129)	(130)	(371)	(369)
Unrealized derivative losses(b)	(2)	(10)	(41)	(1)
Other	(3)	(3)	(5)	(5)
Adjusted EBITDA attributable to noncontrolling interests	9	10	29	27
Net income (loss)	$811	$674	$2,274	$(1,387)

(a)    The nine months ended September 30, 2021 and September 30, 2020 include $6 million and $1,264 million of impairment expense, respectively.
(b)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
L&S segment income from operations	$752	$677	$2,262	$2,081
Depreciation and amortization	131	164	414	440
Restructuring expenses	—	27	—	27
Income from equity method investments	(41)	(36)	(112)	(126)
Distributions/adjustments related to equity method investments	58	55	174	169
Non-cash equity-based compensation	1	3	4	8
Other	3	3	5	5
L&S segment adjusted EBITDA attributable to MPLX LP	$904	$893	$2,747	$2,604

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
G&P segment income (loss) from operations	$279	$222	$674	$(2,790)
Depreciation and amortization	193	182	557	552
Impairment expense	—	—	42	2,165
Restructuring expenses	—	9	—	9
(Income) loss from equity method investments	(51)	(47)	(116)	1,138
Distributions/adjustments related to equity method investments	71	75	197	200
Unrealized derivative losses(a)	2	10	41	1
Non-cash equity-based compensation	—	1	2	4
Adjusted EBITDA attributable to noncontrolling interest	(9)	(10)	(29)	(27)
G&P segment adjusted EBITDA attributable to MPLX LP	$485	$442	$1,368	$1,252

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
Net income (loss)	$811	$674	$2,274	$(1,387)
Provision for income taxes	—	1	1	1
Amortization of deferred financing costs	18	15	53	44
Gain on extinguishment of debt	2	(14)	(10)	(14)
Net interest and other financial costs	200	223	618	647
Income (loss) from operations	1,031	899	2,936	(709)
Depreciation and amortization	324	346	971	992
Non-cash equity-based compensation	1	4	6	12
Impairment expense	—	—	42	2,165
Restructuring expenses	—	36	—	36
(Income) loss from equity method investments	(92)	(83)	(228)	1,012
Distributions/adjustments related to equity method investments	129	130	371	369
Unrealized derivative losses(a)	2	10	41	1
Other	3	3	5	5
Adjusted EBITDA	1,398	1,345	4,144	3,883
Adjusted EBITDA attributable to noncontrolling interests	(9)	(10)	(29)	(27)
Adjusted EBITDA attributable to MPLX LP	1,389	1,335	4,115	3,856
Deferred revenue impacts	14	29	76	92
Sales-type lease payments, net of income(b)	14	—	68	—
Net interest and other financial costs	(200)	(223)	(618)	(647)
Maintenance capital expenditures	(35)	(41)	(81)	(108)
Maintenance capital expenditures reimbursements	14	11	31	31
Equity method investment capital expenditures paid out	(1)	(5)	(4)	(16)
Restructuring expenses	—	(36)	—	(36)
Other	(4)	(3)	(9)	—
DCF attributable to MPLX LP	1,191	1,067	3,578	3,172
Preferred unit distributions(c)	(48)	(35)	(110)	(97)
DCF attributable to GP and LP unitholders	$1,143	$1,032	$3,468	$3,075

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.
(b)    The nine months ended September 30, 2021 includes one time impact from Refining Logistics harmonization project of $54 million.
(c)    Includes MPLX distributions declared on the Series A preferred units, Series B preferred units and TexNew Mex units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units, Series B preferred units and TexNew Mex units are not available to common unitholders. The TexNew Mex units were eliminated effective February 1, 2021.The Series A preferred units include the Special Distribution Amount of $0.575 per unit in addition to the base distribution of $0.705 per unit for the third quarter of 2021.

Reconciliation of Net Income to Last Twelve Month (LTM) Pro forma adjusted EBITDA (unaudited)	September 30,
(In millions)	2021	2020
LTM Net income (loss)	$2,974	$(1,960)
LTM Net income to adjusted EBITDA adjustments	2,496	7,135
LTM Adjusted EBITDA attributable to MPLX LP	5,470	5,175
LTM Pro forma/Predecessor adjustments for acquisitions	—	—
LTM Pro forma adjusted EBITDA	5,470	5,175
Consolidated total debt(a)	$19,979	$20,757
Consolidated total debt to adjusted EBITDA	3.7x	4.0x

(a)    Consolidated total debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated debt includes long-term debt due within one year and borrowings under the loan agreement with MPC.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
Net cash provided by operating activities	$1,182	$1,222	$3,671	$3,336
Changes in working capital items	(14)	(166)	(184)	(154)
All other, net	18	20	(11)	(6)
Non-cash equity-based compensation	1	4	6	12
Net (loss) gain on disposal of assets	(3)	—	(4)	(1)
Restructuring expenses	—	36	—	36
Current income taxes	—	1	2	2
Loss (gain) on extinguishment of debt	2	(14)	(10)	(14)
Net interest and other financial costs	200	223	618	647
Unrealized derivative losses (gains)(a)	2	10	41	1
Other adjustments related to equity method investments	7	6	10	19
Other	3	3	5	5
Adjusted EBITDA	1,398	1,345	4,144	3,883
Adjusted EBITDA attributable to noncontrolling interests	(9)	(10)	(29)	(27)
Adjusted EBITDA attributable to MPLX LP	1,389	1,335	4,115	3,856
Deferred revenue impacts	14	29	76	92
Sales-type lease payments, net of income(b)	14	—	68	—
Net interest and other financial costs	(200)	(223)	(618)	(647)
Maintenance capital expenditures	(35)	(41)	(81)	(108)
Maintenance capital expenditures reimbursements	14	11	31	31
Equity method investment capital expenditures paid out	(1)	(5)	(4)	(16)
Restructuring expenses	—	(36)	—	(36)
Other	(4)	(3)	(9)	—
DCF attributable to MPLX LP	1,191	1,067	3,578	3,172
Preferred unit distributions(c)	(48)	(35)	(110)	(97)
DCF attributable to GP and LP unitholders	$1,143	$1,032	$3,468	$3,075

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.
(b)    The nine months ended September 30, 2021 includes one time impact from Refining Logistics harmonization project of $54 million.
(c)    Includes MPLX distributions declared on the Series A preferred units, Series B preferred units and TexNew Mex units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units, Series B preferred units and TexNew Mex units are not available to common unitholders. The TexNew Mex units were eliminated effective February 1, 2021. The Series A preferred units include the Special Distribution Amount of $0.575 per unit in addition to the base distribution of $0.705 per unit for the third quarter of 2021.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
Net cash provided by operating activities(a)	$1,182	$1,222	$3,671	$3,336
Adjustments to reconcile net cash provided by operating activities to free cash flow
Net cash used in investing activities	(132)	(283)	(377)	(1,060)
Contributions from MPC	14	14	31	34
Distributions to noncontrolling interests	(9)	(9)	(29)	(26)
Free cash flow	1,055	944	3,296	2,284
Distributions to common and preferred unitholders	(745)	(757)	(2,228)	(2,264)
Excess (deficit) cash flow(b)	$310	$187	$1,068	$20

(a)    The three months ended September 30, 2021, and September 30, 2020, include a decrease in working capital of $14 million and $166 million, respectively. The nine months ended September 30, 2021, and September 30, 2020, include a decrease in working capital of $184 million and $154 million, respectively.
(b)    For the three and nine months ended September 30, 2021, $155 million and $465 million of excess cash flow generated was used to repurchase common units held by the public, respectively.

Capital Expenditures (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2020	2021	2020
Capital Expenditures:
Growth capital expenditures	$119	$208	$274	$677
Growth capital reimbursements	—	(2)	—	(2)
Investments in unconsolidated affiliates	32	22	116	244
Return of capital	(36)	(2)	(36)	(112)
Capitalized interest	(1)	(8)	(11)	(31)
Total growth capital expenditures	114	218	343	776
Maintenance capital expenditures	35	41	81	108
Maintenance capital reimbursements	(14)	(11)	(31)	(31)
Capitalized interest	(1)	—	(1)	—
Total maintenance capital expenditures	20	30	49	77

Total growth and maintenance capital expenditures	134	248	392	853
Investments in unconsolidated affiliates(a)	(32)	(22)	(116)	(244)
Return of capital(a)	36	2	36	112
Growth and maintenance capital reimbursements(b)	14	13	31	33
Decrease in capital accruals	(15)	25	19	197
Capitalized interest	2	8	12	31
Additions to property, plant and equipment, net(a)	$139	$274	$374	$982

(a)     Investments in unconsolidated affiliates, return of capital and additions to property, plant and equipment, net are shown as separate lines within Investing activities in the Consolidated Statements of Cash Flows.
(b)     Growth and maintenance capital reimbursements are included in the contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.